Exhibit 5.1

July 20, 2026

Deep Fission, Inc.

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Deep Fission, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”), filed on July 20, 2026 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of (i) 1,461,062 shares (the “Pre-Merger Shares”) of the Company’s common stock, par value, $0.0001 per share (“Common Stock”), issuable to eligible participants of the Company and its subsidiaries pursuant to the Deep Fission, Inc. 2025 Equity Incentive Plan (effective August 29, 2025) (the “Pre-Merger Equity Plan”), (ii) 14,500,884 shares (the “Post-Merger Shares”) of Common Stock issuable to eligible participants of the Company and its subsidiaries pursuant to the Deep Fission, Inc. 2025 Equity Incentive Plan (effective September 5, 2025 and as amended through the date hereof) (the “Post-Merger Equity Plan”) and (iii) 1,000,000 shares (the “ESPP Shares” and, collectively with the Pre-Merger Shares and the Post-Merger Shares, the “Shares”) of Common Stock issuable to eligible participants of the Company and its subsidiaries under the Deep Fission, Inc. 2025 Employee Stock Purchase Plan (the “ESPP” and, collectively with the Pre-Merger Equity Plan and the Post-Merger Equity Plan, the “Equity Plans”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including, without limitation: (a) the Amended and Restated Certificate of Incorporation of the Company; (b) the Amended and Restated Bylaws of the Company; (c) certain resolutions adopted by the Board of Directors of the Company; and (d) the Equity Plans.

In rendering our opinion, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing and in reliance thereon, we are of opinion that the Shares have been duly and validly authorized and, when, and if, issued pursuant to the terms of the applicable Equity Plan, will be validly issued, fully paid and non-assessable.

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America. The reference and limitation to “General Corporation Law of the State of Delaware” includes the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,
/s/ Cravath, Swaine & Moore LLP

Deep Fission, Inc.
2001 Addison St., Suite 300
Berkeley, CA 94704
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